UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2010

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 20, 2010, Odyssey Marine Exploration, Inc. (“Odyssey”) and certain investors entered into individual purchase agreements pursuant to which Odyssey agreed to issue and sell promissory notes in the aggregate principal amount of $1.8 million and warrants to purchase an aggregate of 270,000 shares of common stock. The notes bear interest at a rate equal to 5.0% per annum, and all principal and accrued interest thereunder is due and payable on or before December 18, 2010. If an event of default occurs, the notes will thereafter bear interest at a rate equal to 25% per annum. The warrants have an exercise price of $2.25 per share of common stock and will be exercisable in accordance with their terms at any time on or before the close of business on August 20, 2013. The gross proceeds to Odyssey in connection with this transaction, before deducting estimated offering expenses and excluding the proceeds, if any, from the exercise of the warrants, are expected to be $1.8 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: August 24, 2010	By:	/s/ Michael J. Holmes
Michael J. Holmes
Chief Financial Officer